Exhibit 4.1
DESCRIPTION OF COMMON STOCK

General
The total amount of our authorized capital stock consists of 750,000,000 shares of common stock, $0.00001 par value per share, 300,000,000 shares of common prime stock, $0.00001 par value per share and 750,000,000 shares of preferred stock, $0.00001 par value per share.
The following description includes the rights set forth in our Amended Charter. The following description summarizes certain important terms of our equity securities consisting of common stock, common prime stock, preferred stock and CDIs. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section, you should refer to our Amended Charter and Amended Bylaws, as each may be amended from time to time and filed as exhibits to our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and to the applicable provisions of Delaware law, including the DGCL.
Common Stock
In the following discussion, the rights of common stock and holders of common stock also apply to our CDIs and holders of our CDIs, respectively.
Voting Rights
At a meeting of the Company, every holder of common stock present in person or by proxy, is entitled to one vote for each share of common stock held on the record date for the meeting on all matters submitted to a vote of our stockholders. Holders of our common stock do not have cumulative voting rights, and our preferred stock may have voting rights that permit its holders to vote with our common stockholders on an as-converted to common stock basis.
Except as otherwise required under the DGCL or provided for in our Amended Charter, all matters other than the election of directors will be determined by a majority of the votes cast on the matter and all elections of directors will be determined by a plurality of the votes cast. Any director may resign at any time upon notice given in writing, including by electronic transmission, to the Company. Vacancies and newly-created directorships shall be filled exclusively by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, except that any vacancy created by the removal of a director by the stockholders for cause shall be filled by vote of a majority of the outstanding shares of our common stock. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.
Dividend Rights
Holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for dividend payments.
Rights Attaching to Common Stock
Our common stockholders have no preferences or rights of conversion, exchange, pre-emption or other subscriptions rights. There are no redemption or sinking fund provisions applicable to the common stock.

Exhibit 4.1
Removal of directors — Our Amended Bylaws provide that any director may be removed either with or without cause at a special meeting of stockholders duly called and held for such purpose.
Amendment of Bylaws — Our Amended Bylaws provide that the bylaws may be adopted, amended or repealed by the stockholders entitled to vote, but we may confer the power to adopt, amend or repeal our bylaws upon our directors in our certificate of incorporation. Our Amended Charter provides that our board of directors is expressly authorized to adopt, amend, alter, or repeal our bylaws.
Size of the Board and Board vacancies — Our Amended Bylaws provide that the number of directors shall consist of not less than one and not more than seven directors affixed from time to time by resolution or vote of the board of directors. Any vacancy in the office of a director occurring for any reason including any newly created directorships resulting from any increase in the authorized number of directors, may be filled by a majority of the directors then in office or by a sole remaining director. Directors so chosen or elected shall hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified.
Special stockholder meetings — Our Amended Bylaws provide that special meetings of our stockholders may be called, according to the applicable law, by the board, the Chairperson of the board, the Chief Executive Officer, or the President.
Requirements for advance notification of stockholder nominations and proposals — Our Amended Bylaws establish advance notice procedures with respect to nomination of candidates for election as directors and other business to be properly brought before an annual stockholder meeting.
No cumulative voting — The DGCL provides that stockholders are denied the right to cumulative votes in the election of directors unless the company’s certificate of incorporation providers otherwise. Our certificate of incorporation does not provide for cumulative voting.
Authorized but unissued shares — Subject to the limitation on the issue of securities under the ASX listing rules, the Nasdaq and the DGCL, our authorized but unissued shares will be available for future issue without stockholder approval. We may use additional shares of common stock for a variety of purposes, including future offerings to raise additional capital, to fund acquisitions and as employee compensation.
Conversion — Pursuant to Article V of our Amended Charter, there may be circumstances when certain common stock may be converted into common prime stock.
Common Prime Stock
As part of our Australian initial public offering and listing on the ASX in July 2019, the shares of common stock held by certain larger stockholders prior to the IPO became subject to a mandatory escrow under the ASX listing rules as a condition to the listing on the ASX. The larger stockholders were required to sign an escrow restriction deed with the ASX directly, but the ASX rules also allow companies to include provisions in its organizational documents, which seek to ensure all of the affected stockholders comply with the escrow restrictions. The mechanism in Article IV of our Amended Charter intends to ensure compliance with the mandatory escrow by converting common stock into common prime stock if any affected stockholder breaches the escrow restriction. Once the breach has been remedied or the escrow period has expired, the common prime stock of any affected stockholder will automatically convert back into common stock. The escrow period imposed by the ASX expired on July 30, 2021 and the concept of common prime stock is no longer applicable because there is no longer any ASX-imposed escrow.

Exhibit 4.1
Our Amended Charter provides that any holders of common prime stock shall not be entitled to share in any dividends or other distributions of cash, property or shares of the Company as may be declared by the board of directors on the common stock. The common prime stock is not redeemable, and except as otherwise provided by law, the holders of common prime stock shall not be entitled to any voting rights. Upon liquidation, dissolution or winding up of the Company, holders of common stock and common prime stock are entitled to share equally, on a per-share basis, in all assets of the Company in whatever kind is available for distribution to the holders of the Company’s capital stock. Common prime stock may be converted to common stock consistent with our Amended Charter.
Preferred Stock
Our Amended Charter authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Once effective, our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges, and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of our common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock and the market value of our common stock.
Chess Depository Interests
In order for our shares of common stock in the form of Chess Depository Interests, or CDIs, to trade electronically on the ASX, we participate in the electronic transfer system known as the Clearing House Electronic Subregister System, or CHESS, operated by ASX Settlement Pty Limited, or ASX Settlement. ASX Settlement provides settlement services for ASX markets to assist participants and issuers to understand the operation of the rules and procedures governing settlement facilities. The ASX Settlement Operating Rules form part of the overall listing and market rules which we are required to comply with as an entity listed on ASX.
CHESS is an electronic system which manages the settlement of transactions executed on ASX and facilitates the paperless transfer of legal title to ASX quoted securities. CHESS cannot be used directly for the transfer of securities of companies domiciled in certain jurisdictions outside of Australia, such as the United States. Accordingly, to enable our shares of common stock to be cleared and settled electronically through CHESS, we have made arrangements for the issue of depositary interests called CDIs. No share certificates are issued in respect of shareholdings that are quoted on ASX and settled on CHESS, nor is it a requirement for transfer forms to be executed in relation to transfers that occur on CHESS.
CDIs confer the beneficial ownership in the shares of common stock on the CDI holder, with the legal title to such shares held by CHESS Depositary Nominees Pty Ltd, a wholly-owned subsidiary of ASX, to act as our Australian depositary and issue CDIs. Every 1 CDI represents beneficial ownership of one share of our common stock.

Exhibit 4.1
A holder of CDIs who does not wish to have their trades settled in CDIs may request that their CDIs be converted into shares of common stock, in which case legal title to the shares of common stock will be transferred to the holder of CDIs and a book entry for the shares of common stock will be made on the records of our transfer agent. If thereafter the holder wishes to sell their investment on ASX, it will be necessary for them to convert their shares of common stock back into CDIs.
Anti-Takeover Provisions
Provisions of the DGCL, our Amended Charter and our Amended Bylaws could make it more difficult to acquire us by means of a tender offer (takeover), a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, could discourage certain types of coercive takeover practices and takeover bids that the board may consider inadequate, and encourage persons seeking to acquire control of the Company to first negotiate with our board. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
These provisions include:
Special Meetings of Stockholders — Our Amended Charter and Amended Bylaws provide that, except as otherwise required by law, special meetings of the stockholders may be called only by our board of directors, the Chairman of the board of directors, the Chief Executive Officer or the President.
Elimination of Stockholder Action by Written Consent. — Our Amended Charter eliminates the right of stockholders to act by written consent without a meeting.
Advance Notice Procedures. — Our Amended Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our Amended Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our Amended Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.
Authorized but Unissued Shares — Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.
Business Combinations with Interested Stockholders — The DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested shareholder” for a period of three years following the time the person became an interested shareholder, unless the business combination or the acquisition of shares meets

Exhibit 4.1
an exception under Delaware law. Such exceptions include the receipt of board of directors or stockholder approval of the business combination in a manner prescribed by the DGCL. A “business combination” can include a merger, asset or share sale or other transaction resulting in financial benefit to an interested shareholder. Generally, an interested shareholder is: (i) a person who beneficially owns, has the right to acquire, or right to control, 15% or more of a corporation’s voting shares; or (ii) is an affiliate or association of the corporation and owned 15% or more of a corporation’s voting shares any time within the three-year period prior to the determination of interested shareholder status. The existence of this provision would be expected to have an anti-takeover effect with respect to transaction not approved in advance by the board.
Choice of Forum — Our Amended Charter provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware (or, if, and only if, the Court of Chancery of the State of Delaware dismisses a Covered Claim (as defined below) for lack of subject matter jurisdiction, any other state or federal court in the State of Delaware that does have subject matter jurisdiction) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the following types of claims: (i) any derivative claim brought in the right of the Company, (ii) any claim asserting a breach of a fiduciary duty to the Company or the Company’s stockholders owed by any current or former director, officer or other employee or stockholder of the Company, (iii) any claim against the Company arising pursuant to any provision of the DGCL, our Amended Charter or Amended Bylaws, (iv) any claim to interpret, apply, enforce or determine the validity of our Amended Charter or our Amended Bylaws, (v) any claim against the Company governed by the internal affairs doctrine, and (vi) any other claim, not subject to exclusive federal jurisdiction and not asserting a cause of action arising under the Securities Act, as amended, brought in any action asserting one or more of the claims specified in clauses (a)(i) through (v) herein above (each a “Covered Claim”). This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act.
Our Amended Charter further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. In addition, our Amended Charter provides that any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Company will be deemed to have notice of and consented to these choice-of-forum provisions and waived any argument relating to the inconvenience of the forums in connection with any Covered Claim.
The choice of forum provisions contained in our Amended Charter may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. While the Delaware courts have determined that such choice of forum provisions are facially valid, it is possible that a court of law in another jurisdiction could rule that the choice of forum provisions contained in our Amended Charter are inapplicable or unenforceable if they are challenged in a proceeding or otherwise, which could cause us to incur additional costs associated with resolving such action in other jurisdictions.
The provisions of Delaware law, our Amended Charter and our Amended Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Corporate Opportunities

Exhibit 4.1
Our Amended Charter provides that we renounce any interest or expectancy of the Company in, or being offered an opportunity to participate in, any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of preferred stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is any employee of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company.
Limitations on Liability and Indemnification of Officers and Directors
Our Amended Charter limits the liability of our directors to the fullest extent permitted by the DGCL or any other law of the state of Delaware and our Amended Bylaws provide that we may indemnify our directors and our officers that are appointed by the board of directors to the fullest extent permitted by applicable law. See “Item 12. Indemnification of Directors and Officers” for additional details on our arrangements with directors and officers.
Rights on Liquidation or Winding Up
In the event of any liquidation, dissolution or winding-up of our affairs, holders of our common stock and common prime stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations, including any rights of the preferred stockholder.
Public Benefit Corporation Status
We are incorporated in Delaware as a public benefit corporation as a demonstration of our long-standing commitment to financial education and helping young adults with their approach to personal finances, as well as creating alternative means for consumers to purchase items they need without incurring high-interest finance charges. Our status as a public benefit corporation compels our leadership to manage against the aligned goals of creating a positive impact on the community at large and serving the public good in addition to maximizing profit for stockholders. Public benefit corporations are a relatively new class of corporations that are intended to produce a public benefit and to operate in a responsible and sustainable manner. Under Delaware law, public benefit corporations are required to identify in their certificate of incorporation the public benefit or benefits they will promote and their directors have a duty to manage the affairs of the public benefit corporation in a manner that balances the pecuniary interests of its stockholders, the best interests of those materially affected by the public benefit corporation’s conduct, and the specific public benefit or public benefits identified in the public benefit corporation’s certificate of incorporation. Public benefit corporations are also required to publicly disclose at least biennially a report that assesses their public benefit performance and may elect in their certificate of incorporation to measure that performance against an objective third-party standard. We did not elect to measure performance against an objective third-party standard, and we instead expect that our board of directors will measure our benefit performance against the objectives and standards determined appropriate by our board of directors.
When determining the objectives and standards by which our board of directors will measure our public benefit performance, our board of directors may consider, among other factors, whether the objectives and standards:

(i)	adequately assess the effect of our operations upon the interests of our employees, consumers, merchants, local communities in which our offices are located, and the local and global environment;

Exhibit 4.1

(ii)	are comparable to the objectives and standards created by independent third parties who evaluate the public benefit performance of other public benefit corporations; and

(iii)	are appropriately transparent for public disclosure, including disclosing the process by which revisions to the objectives and standards are made and whether such objectives and standards present real or potential conflicts of interests.
We do not believe that an investment in a public benefit corporation differs materially from an investment in a corporation that is not designated as a public benefit corporation. Holders of our common stock will have voting, dividend, and other economic rights that are the same as the rights of stockholders of a corporation that is not designated as a public benefit corporation.
Our public benefit, as provided in our Amended Charter, is, “in pursuing any business, trade, or activity which may lawfully be conducted by Sezzle, Sezzle shall promote a specific public benefit of having a material positive effect (or reduction of negative effects) on consumer empowerment, education, and transparency in Sezzle’s local, national, and global communities.” Delaware law provides that the holders of at least two-thirds of our outstanding stock entitled to vote must approve any amendment of our certificate of incorporation to delete or amend the requirements of our public benefit purpose; or any merger or consolidation with an entity that would result in us losing our status as a public benefit corporation or with an entity that does not contain identical provisions identifying our public benefits.
Stockholders owning individually or collectively, as of the date of instituting a derivative suit, at least 2% of our outstanding shares may maintain a derivative lawsuit to enforce the requirements that the board of directors will manage or direct our business and affairs in a manner that balances the pecuniary interests of the stockholders, the best interests of those materially affected by our conduct, and the specific public benefits identified in our certificate of incorporation. Delaware law provides that stockholders owning at least 2% of our outstanding shares or $2 million in market value on the date of instituting a derivative suit may institute such a claim.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock in Australia is Computershare Investor Services PTY Limited.